EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of PaxMedica, Inc. on Form S-1 [File No. 333-268882] and Form S-8 [File No. 267189] of our report dated March 29, 2023, which includes an explanatory paragraph to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of PaxMedica, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of PaxMedica, Inc. or the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 29, 2023